Exhibit 99.1
Tronox Incorporated Reports Preliminary
2007 Fourth-Quarter Earnings
     Oklahoma City, Feb. 13, 2008 — Tronox Incorporated (NYSE: TRX, TRX.B) today reported a preliminary loss from continuing operations for the 2007 fourth quarter of $57.4 million ($1.41 per diluted common share), compared with income from continuing operations for the 2006 fourth quarter of $7.8 million ($0.19 per diluted common share).
Unusual Items Affecting Comparability
•	Fourth-quarter 2007 non-cash valuation allowance on U.S. net deferred tax assets of $29.5 million

•	Fourth-quarter 2007 fixed asset abandonment charge of $4.9 million

•	Fourth-quarter 2006 arbitration award of $8.9 million ($6.2 million net of litigation costs)

•	Fourth-quarter 2006 restructuring credit of $7.1 million

•	Fourth-quarter 2006 franchise tax audit assessment of $3.9 million
     In addition to the items listed above, the decrease in the 2007 fourth-quarter results compared to the prior-year period was due to lower sales prices, increased freight costs and the weaker U.S. dollar, partially offset by lower selling, general and administrative (SG&A) costs. Net sales for the quarter increased to $357.6 million compared to $328.5 million in the prior-year quarter, primarily due to higher pigment sales volumes.
     “Our fourth-quarter and full-year results continued to be negatively impacted by increased input costs, including process chemicals and freight, and the weak U.S. dollar,” said Tom Adams, Tronox chairman and chief executive officer. “While I am disappointed with the results, I am pleased to see the progress we have made during this period of rapidly escalating input costs.

Our focus on reducing costs through Project Cornerstone resulted in cash cost savings of approximately $56 million in 2007 and working capital reductions of approximately $78 million since March 2006, excluding benefits from the receivables securitization program. Our employees understand the sense of urgency around continuing to accelerate our plans to improve the business during this challenging period for the titanium dioxide industry. Our efforts are positioning Tronox to be in a better competitive position as the industry returns to profitability.”
     The 2007 fourth-quarter tax expense of $35.3 million ($0.87 per share) includes the previously referenced valuation allowance of $29.5 million ($0.72 per share) related to the company’s U.S. deferred tax assets. This charge, which is reflected as income tax expense and a reduction of the company’s deferred tax assets as of Dec. 31, 2007, is in compliance with Statement of Financial Accounting Standards (“SFAS”) No. 109, “Accounting for Income Taxes.” SFAS 109 requires a company to record a valuation allowance on its net deferred tax assets when a three-year cumulative loss exists, unless there is overwhelming positive evidence that can be substantiated to support the future use. The valuation allowance does not represent the company’s views on income over the period in which these assets can be utilized.
     Net loss for the quarter, was $56.7 million ($1.39 per share), versus net income of $7.6 million ($0.19 per share) in the 2006 fourth quarter.
     For 2007, the company reported a loss from continuing operations of $105.1 million ($2.58 per share), compared with 2006 income from continuing operations of $25.0 million ($0.61 per share). The decrease was due to the non-cash tax charges, lower sales prices, increased freight and manufacturing input costs, a third-quarter restructuring charge and the weaker U.S. dollar, compounded by after-tax income in the prior year of $12.9 million ($20.5 million pretax) related to a reimbursement from the United States for contribution to the costs of perchlorate remediation, and the prior-year arbitration award and restructuring credit of $16.0 million (pretax). Partially offsetting these decreases were lower SG&A expenses. Net sales for 2007 grew slightly to $1,426.3 million compared to 2006 sales of $1,421.8 million.
     Income tax expense related to continuing operations for 2007 was $43.0 million ($1.06 per share), which included the fourth-quarter 2007 valuation allowance, the third-quarter 2007 Switzerland valuation allowance and tax charges related to the company’s ongoing German tax audit earlier in 2007.

     The company recorded a net loss of $106.4 million ($2.61 per share) for 2007, compared with $0.2 million ($0.00 per share) for 2006.
     Adjusted EBITDA was $28.0 million in the fourth quarter of 2007, compared with $43.9 million in the 2006 fourth quarter. Adjusted EBITDA for 2007 was $141.2 million, compared with $191.9 million for 2006.

	Three Months		Year
(Millions of dollars, except	Ended Dec. 31,		Ended Dec. 31,
per-share amounts)	2007	2006	2007	2006
Income (Loss) from Continuing Operations	$(57.4)	$7.8	$(105.1)	$25.0
Income (Loss) from Discontinued Operations	0.7	(0.2)	(1.3)	(25.2)

Net Income (Loss)	$(56.7)	$7.6	$(106.4)	$(0.2)

Diluted Earnings Per Share
Income (Loss) from Continuing Operations	$(1.41)	$0.19	$(2.58)	$0.61
Income (Loss) from Discontinued Operations	0.02	—	(0.03)	(0.61)

Net Income (Loss)	$(1.39)	$0.19	$(2.61)	$0.00

Adjusted EBITDA (1)	$28.0	$43.9	$141.2	$191.9

(1)	Adjusted EBITDA, which is used by management to measure performance, is a non-GAAP financial measure. Management believes that Adjusted EBITDA is useful to investors because it is used in the company’s debt instruments to determine compliance with financial covenants. It is included as a supplemental measure of the company’s operating performance because it eliminates items that have less bearing on operating performance and highlights trends in the core business that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, Adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to measures of the company’s financial performance as determined in accordance with GAAP, such as net income (loss). Because other companies may calculate Adjusted EBITDA differently, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. A detailed reconciliation to the comparable GAAP financial measures can be found on page 11 of this news release and also can be found in the Investor Relations section of the company’s website at http://www.tronox.com/ir/GAAP_reconciliation.htm.

Outlook
     In 2008, the company projects global TiO2 demand will increase approximately 3%, with continued high growth in the Asia-Pacific region.
     “We expect input costs to remain high in the short term, which means improved pricing is critical as we continue to face these high costs coupled with a soft North American market,” Adams said. “Pricing trends for TiO2 started to improve late in the fourth quarter as we realized part of our July 2007 price increases, and we are now beginning to realize a percentage of the increases we announced in October 2007. We are diligently working with customers to implement the October 2007 and January 2008 increases, and expect to see pricing improvement from these as we move forward in 2008.
     “While we focus on top line improvements, we understand that further cost reductions are critical to our success and must be achieved on an accelerated timeline,” Adams said. “Thanks to our employees’ innovation and commitment, we have been successful in expediting our Cornerstone projects and to date, we are nearly a year ahead of our projections in terms of cost savings. As a result, we are once again increasing our overall cash cost reduction target by $12 million, bringing our total target to $105 million. This includes projected cumulative cash cost savings of $92 million through 2008, which is $29 million more than our original Cornerstone projections.”
Titanium Dioxide Pigment Results
     Pigment sales for the fourth quarter of 2007 were $329.4 million, compared with $305.3 million in the prior-year period. The increase was primarily due to increased sales volumes resulting from stronger demand in the lower margin Asia-Pacific region and Latin America. Pigment sales were essentially flat for 2007 at $1,320.6 million, compared with $1,320.3 million for the prior year.
     Fourth-quarter 2007 titanium dioxide production volumes, including 100% of the Tiwest Joint Venture, decreased to 149,100 from 153,700 in prior-year fourth quarter. In 2007, titanium dioxide production volumes, including 100% of the Tiwest Joint Venture, decreased slightly to 597,100 tonnes in 2007 compared to 598,200 tonnes in the prior year.

     For the 2007 fourth quarter, pigment recorded an operating loss of $7.3 million, compared with an operating profit of $26.4 million for the 2006 fourth quarter. The decrease was mainly due to the 2006 arbitration award and restructuring credit, coupled with 2007 fourth-quarter lower average selling prices, increased freight costs, the effects of foreign exchange and the fixed asset abandonment charge. These decreases were partially offset by lower manufacturing and SG&A expenses. Similar matters, in addition to the 2007 restructuring charge, caused pigment operating profit for the full year to decrease to $12.2 million, compared with $77.9 million in 2006.
Electrolytic and Other Chemical Products Results
     Electrolytic and other chemical products sales for the 2007 fourth quarter were $28.2 million, compared with $23.2 million in the 2006 fourth quarter. In 2007, electrolytic and other chemical products sales increased to $105.7 million from $101.5 million in the prior year.
     For the 2007 fourth quarter, the operating loss for electrolytic and other chemical products was $0.9 million, compared with an operating profit of $0.5 million in the fourth quarter of 2006. Electrolytic and other chemical products recorded an operating loss for 2007 of $2.3 million, compared with operating profit of $25.3 million in 2006. The decrease was primarily due to the prior-year reimbursement from the United States for contribution to the costs of perchlorate remediation.
Corporate and Nonoperating Sites
     Corporate and nonoperating sites recorded operating profit of $0.1 million for the 2007 fourth quarter, compared with an operating loss of $6.7 million in the 2006 period. The improvement was primarily due to the timing of recording income related to reimbursements associated with environmental sites and reduced SG&A expenses during the 2007 period. For 2007, corporate and nonoperating sites recorded an operating loss of $24.6 million, compared with $18.6 million in 2006. The increased loss was primarily due to restructuring and environmental charges partially offset by lower SG&A expenses.

Debt and Cash Balances
     During the 2007 fourth quarter, Tronox reduced its term loan by $20.5 million, resulting in debt outstanding at Dec. 31, 2007, of $484.8 million. At Dec. 31, 2007, the company had cash and cash equivalents of $21.0 million and no amount outstanding under its $250 million revolving credit facility, resulting in net debt outstanding of $463.8 million.
     At Dec. 31, 2007, Tronox was in compliance with its financial covenants under its senior secured credit facility. On Feb. 8, 2008, Tronox obtained approval for an amendment to its financial covenants for 2008 and 2009.
Conference Call
     Tronox will hold a conference call today at 11 a.m. EST to discuss its fourth-quarter 2007 financial and operating results and expectations for the future. Interested parties may listen to the call via Tronox’s website at www.tronox.com or by calling 1-877-391-6747 in the United States or 617-597-9291 outside the United States. The code for both dial-in numbers will be 30161992#. A replay of the call will be available for seven days at 1-888-286-8010 in the United States or 617-801-6888 outside the United States. The code for the replay will be 93374495. The webcast will be archived for 30 days on the company’s website. Conference call participants are encouraged to pre-register for the call at: https://cossprereg.btci.com/prereg/key.process?key=PT9YG8YMA.
About Tronox
     Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 642,000 tonnes. Titanium dioxide is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to approximately 1,100 customers in 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide.
###

Forward-Looking Statements: Some information in this news release regarding the company’s or management’s intentions, beliefs or expectations, or that otherwise speak to future events, are “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include those statements preceded by, followed by or that otherwise include the words “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “target,” “budget,” “goal,” “plans,” “objective,” “outlook,” “should,” or similar words. Future results and developments discussed in these statements may be affected by numerous factors and risks, such as the accuracy of the assumptions that underlie the statements, the market value of Tronox’s products, demand for consumer products for which Tronox’s businesses supply raw materials, the financial resources of competitors, changes in laws and regulations, the ability to respond to challenges in international markets, including changes in currency exchange rates, political or economic conditions in areas where Tronox operates, trade and regulatory matters, general economic conditions, and other factors and risks identified in the Risk Factors Section of Tronox’s Annual Report on Form 10-K and Form 10-Q, as filed with the U.S. Securities and Exchange Commission (SEC), and other SEC filings. Actual results and developments may differ materially from those expressed or implied in this news release. The company does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Investors are urged to consider closely the disclosures and risk factors in Tronox’s Annual Report on Form 10-K available on Tronox’s website, www.tronox.com. This also can be obtained from the SEC by calling 1-800-SEC-0330.

Media contact:	Debbie Schramm
Direct: 405-775-5177
Cell: 405-830-6937
debbie.schramm@tronox.com

Investor contact:	Robert Gibney
Direct: 405-775-5105
robert.gibney@tronox.com
08-04

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
(Millions of dollars, except per-share amounts)	2007	2006	2007	2006
Consolidated Statements of Operations
Net sales	$357.6	$328.5	$1,426.3	$1,421.8
Cost of sales	339.8	293.0	1,310.2	1,246.3

Gross margin	17.8	35.5	116.1	175.5

Selling, general and administrative expenses	26.2	31.3	118.5	127.3
Restructuring charges	0.3	(7.1)	9.9	(7.1)
Arbitration award received	—	(8.9)	—	(8.9)
Provision for environmental remediation and restoration, net of reimbursements	(0.6)	—	2.4	(20.4)

	(8.1)	20.2	(14.7)	84.6
Interest and debt expense	(12.6)	(13.5)	(50.1)	(50.4)
Other income (expense), net	(1.4)	3.4	2.7	13.9

Income (loss) from continuing operations before income taxes	(22.1)	10.1	(62.1)	48.1
Income tax provision	(35.3)	(2.3)	(43.0)	(23.1)

Income (loss) from continuing operations	(57.4)	7.8	(105.1)	25.0

Income (loss) from discontinued operations, net of income taxes	0.7	(0.2)	(1.3)	(25.2)

Net income (loss)	$(56.7)	$7.6	$(106.4)	$(0.2)

Income (loss) per common share:
Basic -
Continuing operations	$(1.41)	$0.19	$(2.58)	$0.62
Discontinued operations	0.02	—	(0.03)	(0.62)

Net income (loss)	$(1.39)	$0.19	$(2.61)	$—

Diluted -
Continuing operations	$(1.41)	$0.19	$(2.58)	$0.61
Discontinued operations	0.02	—	(0.03)	(0.61)

Net income (loss)	$(1.39)	$0.19	$(2.61)	$—

Weighted average shares outstanding (thousands):
Basic	40,737	40,375	40,692	40,373
Diluted	40,737	41,074	40,692	40,933

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
(Millions of dollars)	2007	2006	2007	2006
Segment Information
Net sales
Pigment	$329.4	$305.3	$1,320.6	$1,320.3
Electrolytic and other chemical products	28.2	23.2	105.7	101.5

Total	$357.6	$328.5	$1,426.3	$1,421.8

Operating profit (loss)
Pigment	$(7.3)	$26.4	$12.2	$77.9
Electrolytic and other chemical products	(0.9)	0.5	(2.3)	25.3

	(8.2)	26.9	9.9	103.2

Corporate and nonoperating sites	0.1	(6.7)	(24.6)	(18.6)

Total operating profit (loss)	(8.1)	20.2	(14.7)	84.6

Interest and debt expense	(12.6)	(13.5)	(50.1)	(50.4)
Other income (expense), net	(1.4)	3.4	2.7	13.9
Income tax provision	(35.3)	(2.3)	(43.0)	(23.1)
Income (loss) from discontinued operations, net of income taxes	0.7	(0.2)	(1.3)	(25.2)

Net income (loss)	$(56.7)	$7.6	$(106.4)	$(0.2)

Other income (expense), net
Net foreign currency transaction gain	$0.1	$1.8	$0.8	$8.7
Equity in net earnings (loss) of equity method investees	(0.4)	0.3	1.5	6.3
Interest income	1.5	1.0	3.2	2.8
Loss on sale of accounts receivable	(2.2)	—	(2.9)	—
Provision for litigation settlements	—	—	—	(3.7)
Other income (expense)	(0.4)	0.3	0.1	(0.2)

Total	$(1.4)	$3.4	$2.7	$13.9

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
(Volumes and capacity in thousands of tonnes)	2007	2006	2007	2006
Selected Information
Titanium Dioxide Operating Statistics
Production volumes
100% owned facilities	121.7	125.3	488.7	491.6
50% owned production — Tiwest joint venture	13.7	14.2	54.2	53.3

Total Tronox production	135.4	139.5	542.9	544.9
Product purchased from Tiwest joint venture partner	13.7	14.2	54.2	53.3

Total production available to be marketed by Tronox	149.1	153.7	597.1	598.2

Production capacity — period to date
100% owned facilities	134.1	134.1	532.0	518.5
50% owned production — Tiwest joint venture	13.9	13.8	55.0	55.0

Total Tronox production capacity	148.0	147.9	587.0	573.5
Production capacity of Tiwest joint venture partner	13.9	13.8	55.0	55.0

Production capacity available to be marketed by Tronox	161.9	161.7	642.0	628.5

Percentage change in average TiO2
selling price in U.S. dollars
Q4, 2007 vs. Q3, 2007	2%

	At	At
	Dec. 31,	Dec. 31,
(Millions of dollars)	2007	2006
Selected Balance Sheet Information
Cash and cash equivalents	$21.0	$76.6
Current assets	693.1	794.1
Total assets	1,723.4	1,823.4
Current liabilities	448.2	411.9
Long-term debt	475.6	534.1
Stockholders’ equity	429.6	437.3

Shares outstanding at period-end (thousands)	41,425	41,244

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Selected Cash Flow Information
Net cash flows from operating activities	$(1.1)	$48.7	$95.3	$111.6
Depreciation and amortization	29.5	28.6	112.3	103.0
Capital expenditures (a)	19.4	18.2	70.9	79.5

(a)	The 2006 periods exclude $9.4 million of noncash expenditures for the acquisition of mining tenements in Australia.

TRONOX INCORPORATED AND SUBSIDIARY COMPANIES
Preliminary and Unaudited

	Fourth Quarter Ended		Year Ended
	December 31,		December 31,
(Millions of dollars)	2007	2006	2007	2006
Adjusted EBITDA
Net income (loss)	$(56.7)	$7.6	$(106.4)	$(0.2)
Interest and debt expense	12.6	13.5	50.1	50.4
Interest income (a)	(1.5)	(1.0)	(3.2)	(2.8)
Income tax provision	36.5	2.3	43.0	8.4
Depreciation and amortization expense	29.5	28.6	112.3	103.0

EBITDA	20.4	51.0	95.8	158.8

(Income) loss from discontinued operations	(1.9)	0.2	1.3	39.9
Provision for environmental remediation and restoration, net of reimbursements	(0.6)	—	2.4	(20.4)
Extraordinary, unusual or non-recurring items (b)	0.3	(6.2)	10.0	(6.2)
Gain on sale of assets	(0.6)	(0.4)	(1.4)	(1.3)
Noncash charges constituting:
One-time fees, costs and expenses related to separation from Kerr-McGee	—	—	—	1.7
Loss on sales of accounts receivable	2.2	—	2.9	—
Write-downs of property, plant and equipment and other assets (c)	5.7	1.2	10.0	2.5
Asset retirement obligations (d)	—	(7.5)	(0.1)	(7.5)
Other items (e)	2.5	5.6	20.3	24.4

Adjusted EBITDA	$28.0	$43.9	$141.2	$191.9

(a)	Included as a component of other income (expense), net in the company’s consolidated statements of operations.

(b)	The 2007 amount represents costs associated with a work force reduction program. The 2006 amount represents an arbitration award received from Kemira in the amount of $8.9 million, partially offset by legal costs of $2.7 million related to the matter.

(c)	The 2007 amount includes $3.8 million related to the raw material feed project at the company’s Savannah, Georgia, facility and $3.5 million related to the write-down of a system project that will no longer be implemented as originally planned.

(d)	The 2006 amount resulted primarily from updating our estimates of closure costs (including timing) related to our former Mobile, Alabama, synthetic rutile facility and the former Savannah, Georgia, sulfate facility.

(e)	Includes noncash stock-based compensation, noncash pension and postretirement cost and accretion.
Adjusted EBITDA, which is used by management to measure performance, is a non-GAAP financial measure. Management believes that adjusted EBITDA is useful to investors because it is used in the company’s debt instruments to determine compliance with financial covenants. It is included as a supplemental measure of the company’s operating performance because it eliminates items that have less bearing on operating performance and highlights trends in the core business that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, adjusted EBITDA is one of the primary measures management uses for planning and budgeting processes and to monitor and evaluate financial and operating results. Adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to measures of the company’s financial performance as determined in accordance with GAAP, such as net income (loss). Because other companies may calculate adjusted EBITDA differently, this presentation of adjusted EBITDA may not be comparable to other similarly titled measures of other companies.